Exhibit 5.2

September 23, 2005

PPL CORPORATION

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as counsel to PPL Corporation, a Pennsylvania corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to each of the registration statements on Form S-8 (Nos. 333-110372, 333-112453 and 333-02003) (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to a one hundred percent increase in the number of shares of common stock, $0.01 par value, of the Company (the “Shares”) as a result of the Company’s two-for-one stock split to shareholders of record on August 17, 2005, issuable under the equity-based compensation plans of the Company (the “Plans”) covered by such Registration Statements (the “Post-Effective Amendment”).

We have examined the Post-Effective Amendment, the Registration Statements, the Plans, the prospectuses related to the Plans and a form of the share certificate which has been incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

PPL CORPORATION	September 23, 2005

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and upon payment and delivery thereof in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Pennsylvania, we have relied upon the opinion of Thomas D. Salus dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, and, to the extent set forth herein, the law of the State of Pennsylvania.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Post-Effective Amendment.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

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